Exhibit 99.1

News Release

Date: December 7, 2010

Investor Contact: Lisa Curran 630 305 1475 llcurran@nalco.com

NALCO COMPANY ANNOUNCES OFFERING OF $1.0 BILLION OF SENIOR NOTES DUE 2019

(Naperville, Ill.) Nalco Company (“Nalco” or the “Company”) today announced that it intends to offer, in a private offering subject to market and other conditions, $1.0 billion aggregate principal amount of senior notes due 2019, a portion of which is expected to be denominated in euros (the “notes”). Obligations under the notes will be guaranteed by Nalco Holdings LLC and all of the Company’s existing and future domestic subsidiaries that guarantee the Company’s senior secured credit facilities and existing senior unsecured notes. The Company intends to use the net proceeds from the offering, along with cash on hand, to (i) repurchase the Company’s $465 million aggregate principal amount of 8 7/8% senior subordinated notes due 2013, (ii) repurchase the Company’s €200 million aggregate principal amount of 9% senior subordinated notes due 2013, (iii) pay a dividend to Nalco Finance Holdings LLC, our direct parent, to finance the repurchase of approximately $260.8 million of 9.0% senior discount notes co-issued by Nalco Finance Holdings LLC and Nalco Financing Holdings, Inc. and (iv) pay related fees and expenses, including premiums, in connection therewith.

The notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The initial issuance and sale of the notes will not be registered under the Securities Act, and, the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in Nalco Holding Company’s Securities and Exchange Commission filings. Past results of are not necessarily indicative of its future results.

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